BlackRock FundsSM (the "Registrant"): BlackRock Advantage International Fund, BlackRock Advantage Large Cap Growth Fund, BlackRock All-Cap Energy & Resources Portfolio, BlackRock Energy & Resources Portfolio, BlackRock High Equity Income Fund, BlackRock International Dividend Fund, BlackRock Mid-Cap Growth Equity Fund and BlackRock Tactical Opportunities Fund (each a "Fund")

77D(d)

Policies with respect to security investments

Attached please find as an exhibit to Sub-Item 77D(d) of Form N-
SAR, a description of changes to each Fund's policies with respect to security investments approved by the Registrant's
Board of Trustees on September 28, 2017.


BlackRock FundsSM (the "Registrant"): BlackRock Advantage International Fund, BlackRock Advantage Large Cap Growth Fund, BlackRock All-Cap Energy & Resources Portfolio, BlackRock Energy & Resources Portfolio, BlackRock High Equity Income Fund, BlackRock International Dividend Fund, BlackRock Mid-Cap Growth Equity Fund and BlackRock Tactical Opportunities Fund (each a "Fund")

77D(d)

Policies with respect to security investments

Effective January 25, 2018, the following was added to the non-fundamental investment restrictions of each of the Funds:

a. The Fund may not purchase securities of other investment companies, except to the extent permitted by the Investment Company Act. As a matter of policy, however, the Fund will not purchase shares of any registered open-end investment company or registered unit investment trust, in reliance on Section 12(d)(1)(F) or (G) (the "fund of funds" provisions) of the Investment Company Act, at any time the Fund has knowledge that its shares are purchased by another investment company investor in reliance on the provisions of subparagraph (G) of Section 12(d)(1).